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                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 15, 2005 (except with respect to the matters discussed in Note 12 as to which the date is October ___, 2005) on the consolidated financial statements and schedule of Vocus, Inc. and our report dated June 10, 2005 on the financial statements of Gnossos Software, Inc. in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-125834) and related Prospectus of Vocus Inc. for the registration of shares of its common stock.

Ernst & Young LLP

Baltimore, Maryland



The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 12 to the financial statements.

/s/ Ernst & Young LLP

Baltimore, Maryland
October 10, 2005